EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
NetLojix Communications, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-30725 and 333-64769) on Form S-8 of NetLojix Communications, Inc. of our report dated February 18, 2000, relating to the consolidated statements of operations, stockholders' deficit and cash flows of NetLojix Communications, Inc. and subsidiaries (formerly AvTel Communications, Inc.) for the year ended December 31, 1999, which report appears in the December 31, 2001 annual report on Form 10-K of NetLojix Communications, Inc.

                            /s/ KPMG LLP

Dallas, Texas
March 25, 2002